EXHIBIT 4.2

Number	Incorporated Under the Laws of the State of Delaware	Shares
B-		-0-
Cusip No.
[ ]
DISCOVERY COMMUNICATIONS, INC
Series B Common Stock, par value $.01 per share
Specimen Certificate
This Certifies that                                                              is the owner of                                                              FULLY PAID AND NON-ASSESSABLE SHARES OF SERIES B COMMON STOCK, PAR VALUE $0.01 PER SHARE, OF DISCOVERY COMMUNICATIONS, INC. (hereinafter called the “Corporation”) transferable on the books of the Corporation by the holder hereof in person or by duly authorized attorney upon surrender of the Certificate properly endorsed. This Certificate is not valid unless countersigned by the Transfer Agent and registered by the Registrar.
Witness, the seal of the Corporation and the signatures of its duly authorized officers.
Dated:
  Discovery Communications, Inc.
[Corporate Seal]

President	Secretary